INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Western Bancorp on Form S-8 of our report, dated January 24, 1997, on the consolidated balance sheet of SC Bancorp and its subsidiary as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K of Western Bancorp for the year ended December 31, 1997.



/s/ Deloitte & Touche LLP
January 12, 1999
Los Angeles, California